Exhibit 10.1

WAIVER AND RELEASE

THIS WAIVER AND RELEASE (this “Waiver and Release”) is entered into by and between Collective Brands, Inc., a Delaware corporation (the “Company”) and Matthew E. Rubel (the “Executive”) pursuant to that certain Employment Agreement executed by and between the Company and the Executive on the 19th day of December, 2008, as amended from time to time (the “Employment Agreement”).  The Company and the Executive hereby agree knowingly and voluntarily as follows:

In consideration of the payments and benefits pursuant to Paragraph 6(b) of the Employment Agreement, and other benefits, as described below (the “Benefits”), the Executive agrees that the Benefits constitute consideration for this agreement to which the Executive would not otherwise be entitled and are in lieu of any rights or claims that the Executive may have with respect to separation or severance benefits, or any other form of remuneration from the Company or any of its affiliates, and in consideration thereof, after the opportunity to consult legal counsel, the Executive hereby for himself, and his heirs, agents, executors, successors, assigns and administrators (collectively, “Related Parties”), forever releases, remises, and discharges, in all their capacities, the Company and all of its affiliates or subsidiaries, and any of their present or former directors, employees, fiduciaries, representatives, officers and agents, successors and assigns (collectively, the “Releasees”) individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Executive or any Related Parties ever had, may have in the future or have now in connection with or arising from the Executive’s employment relationship with the Company or termination of the Executive’s employment relationship with the Company; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country, including, without limitation, those under the Age Discrimination in Employment Act, as amended 29 U.S.C. §§ 621 et. seq., the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f)(1), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, 42 U.S.C. §§ 12101-12213, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, and any other similar or related law, regulation or decision relating to or dealing with discrimination including, without limitation, any claims, rights or causes of action for punitive damages, attorney’s fees, expenses and costs of litigation.  Notwithstanding the foregoing, the Executive and Related Parties do not release or waive any right or claim the Executive and Related Parties may have (i) to obtain post-employment payments and benefits, and exercise any rights, pursuant to (A) the Employment Agreement, (B) any plan referred to in the Employment Agreement, (C) any award granted under any such plan or otherwise, including but not limited to the equity awards described on Appendix C attached hereto (which the parties agree accurately reflects the number of awards, grant price, and revised vesting and expiration dates applicable in connection with the Executive’s termination of employment) or (D) the list of “Other Benefits” on Appendix B attached hereto (collectively, the “Termination Benefits”); (ii) under ERISA to obtain post-employment payments and benefits under any employee benefit plan (as defined in ERISA); (iii) for indemnification and advancement of fees and expenses under any agreement with or policy of the Company or its affiliates relating to indemnification and advancement of fees and expenses of directors or officers or under any provision of the Company’s articles or by-laws relating to indemnification of directors or officers; (iv) under any policy of directors’ or officers’ liability insurance; (v) that arises against the Company after the date of this Waiver and Release; and (vi) to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.

The Executive’s employment with the Company and its subsidiaries shall terminate effective as of June 15, 2011 (the “Termination Date”) and the Executive shall no longer be a member of the Board of Directors of the Company or any of  its subsidiaries effective as of the Termination Date. The Executive consents to the Company’s public release of the statements in Appendix A. For the avoidance of doubt, the Termination Benefits referred to in clause (i) of the preceding paragraph shall consist solely of the payments and benefits described on Appendix B and Appendix C attached hereto.

The Executive represents that he has not filed, and will not hereafter file, any claim against the Company relating to his employment and/or cessation of employment with the Company, or otherwise involving facts that occurred on or prior to the date that Executive has signed this Waiver and Release except as permitted under paragraph 1 hereof.

The Executive understands and agrees that if Executive commences, continues, joins in, or in any other manner attempts to assert any claim released herein against the Company, or otherwise materially violates the terms of this Waiver and Release, the Executive will cease to have any further rights to the Benefits from the Company referred to in the first paragraph of this Waiver and Release.

In consideration for the Executive’s release and waiver of claims herein and other good and valuable consideration, the Company, on behalf of itself and the Releasees, forever releases, remises and discharges, in all their capacities, the Executive and the Related Parties, individually and in their official capacities, of and from all covenants, obligations, liabilities and agreements, and forever waives all claims, rights and causes of action whatsoever, in law or in equity, whether known or unknown, asserted or unasserted, suspected or unsuspected, that the Company or any of the Releasees ever had, may have in the future or have now in connection with or arising from the Executive’s employment relationship with the Company or termination of the Executive’s employment relationship with the Company; including, without limitation, any claims, rights and causes of action under United States federal, state or local law, regulation or decision, and the national or local law (statutory or decisional) of any foreign country.  Notwithstanding the foregoing, the Company and the Releasees do not release or waive (i) any right or claim that arises against the Executive after the date of this Waiver and Release, (ii) any claim against the Executive based on intentional misconduct, fraud, misappropriation or gross neglect or (iii) any right the Company and the Releasees may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive and the Company as a result of any act or failure to act for which the Executive and the Company are jointly liable.

The Executive understands and agrees that the payments by the Company to the Executive of any Benefits and the signing of this Waiver and Release by the Executive do not in any way indicate that the Executive has any viable claims against the Company or that the Company admits any liability to the Executive whatsoever.

The Executive affirms that, prior to the execution of this Waiver and Release, the Executive was advised by an attorney of the Executive’s choice concerning the terms and conditions set forth herein, and that the Executive was given up to twenty-one (21) days to consider (notwithstanding the time lapsed, if any, during such twenty-one day period to review and revise) this Waiver and Release and its consequences.  The Executive has seven (7) days following the Executive’s signing of this Waiver and Release to revoke and cancel the terms and conditions contained herein, and the terms and conditions of this Waiver and Release shall not become effective or enforceable until such revocation period has expired.

 IN WITNESS WHEREOF, the parties hereto have executed this Waiver and Release this 15 day of June, 2011.

EXECUTIVE:
MATTHEW E. RUBEL
By:	/s/ Matthew E. Rubel

COMPANY:
COLLECTIVE BRANDS, INC.
By:	/s/ Betty J. Click
Name: Betty J. Click
Title: Senior Vice President Human Resources

Appendix A

…MATTHEW RUBEL STEPS DOWN AS CHAIRMAN, PRESIDENT AND CEO OF COLLECTIVE BRANDS

Collective Brands, Inc. (NYSE: PSS) announced today that the Board of Directors and Matthew Rubel agreed that Mr. Rubel would resign as director, Chairman of the Board and an officer of the Company, effective immediately.

The Compensation, Nominating and Governance Committee, chaired by Mylle Mangum, has commenced a search for a permanent replacement for Mr. Rubel as Chief Executive Officer.

“On behalf of the Board, I want to thank Matt for his efforts over his six years at the helm of Collective Brands, and the strong and positive role he played in building our businesses,” said Robert C. Wheeler, the Company’s Lead Director. “We look forward to building on that foundation and to a new Chief Executive Officer leading the Company toward the growth we see in our future.”

“I am proud of our accomplishments at Collective Brands,” said Mr. Rubel. “We have built a talented management team, improved our brand presence at Payless, expanded the Company globally and diversified into new consumer segments and channels with great brands like Sperry Topsider, Saucony, Keds and Stride Rite. I wish the Company and its employees all the best as I pursue new chapter in my career.” Mr. Rubel will remain available to assist the Board, as needed.

APPENDIX B
COMPENSATION AND BENEFITS RECAP

Dates and Assumptions:
•	Termination without Cause
•	End of current Compensation Period per employment agreement: 5/31/2012
•	Termination date: 6/15/2011
•	Last date of active employment: 6/15/2011
•	End date of non-competition/non-solicitation period: 6/15/2013 (two years from termination date)

	Form of Payment	Payment Date	Description	Value
Termination payment	Lump sum	Within 10 business days following the execution, delivery and non-revocation of the Release1	• Two times sum of salary and target annual bonus • Salary = $1,200,000 • Target annual bonus = $1,440,000 (120% of base salary)	$5,280,000
Additional severance payment	Lump sum	Within 10 business days following the execution, delivery and non-revocation of the Release	• Lump-sum payment per Appendix A of the employment agreement • $1,425,000 + 6.8% representing salary increase since 1/1/09 • Salary increased 6.8% from 1/1/2009 to present ($1,123,500 to $1,200,000)	$1,521,900
Equity Awards			• See Equity Award Table (Appendix C)
Accrued vacation	Lump sum	At termination	• Accrued but unused vacation time through last day of active employment	Up to $36,923
Outplacement allowance	Reimbursement	Upon CBI’s receipt of documentation	• Submit documentation for reimbursement (non-taxable) • May apply allowance toward Right Management CEO program ($25,000), select a different Right Management program, or work with another third-party career transition firm authorized by CBI	$15,000
Medical, dental and other health insurance		Upon CBI’s receipt of COBRA election and subsequent reimbursement documentation
• Coverage for CEO and eligible dependents for 24 months (or until covered under a new employer, if sooner)
• Current medical and dental coverage (family) ends on last day of the pay period in which termination occurs
• Must elect medical and/or dental continuation coverage under COBRA within 60 days of termination; maximum COBRA period is 18 months
• Must submit documentation for reimbursement of COBRA cost that exceeds the prevailing CBI associate contribution, at least quarterly (reimbursement will be grossed-up for taxes) (CBI will advise of prevailing employee contribution)
• If not eligible for coverage under a new employer when COBRA period ends, Executive and the Company will cooperate so that the Company may provide comparable coverage through purchase of individual policy or otherwise
				$18,678 CBI estimated cost not including gross-up

1 Release must be executed, delivered and non-revoked with 55 days following date of termination.

Form of Payment	Payment Date	Description	Value
Executive medical reimbursement
• Year to date, has incurred $2,421.37 of the $5,000 maximum reimbursement (est.)
• May seek reimbursement for expenses incurred through last day of active employment
• Coverage ends on last day of active employment

Healthcare FSA
• Year to date, has incurred $791.83 of $3,000 annual pledge (est.)
• Participation ends on last day of active employment
• May seek reimbursement for 2011 expenses incurred through last day of active employment; eligible must be submitted to UHC for reimbursement by April 30, 2012

401(k) Profit Sharing Plan		• Participation ends on last day of active employment • Not eligible for company match in year of termination
Company-Paid Life Insurance
• Coverage ends on last day of the pay period in which termination occurs
• Conversion rights may exist
• Executive must complete application within  31 days from last day of active employment to convert, if applicable, to an individual policy without a health examination; conversion is managed by The Hartford

Short- and Long-Term Disability		• Coverage ends on last day of the pay period in which termination occurs • Conversion and portability are not available for these plans
Other Benefits	In accordance with CBI Policy
• Send office contents to home address
• May keep rolodex
•  Blackberry/cell phone and CBI portable computer may be retained by Executive (including the phone  number) provided that any special software and CBI data is removed by CBI’s IT department prior to 6/15/11.  The value of these items will be deducted from any amount owed to the executive.

				APPENDIX C
Grant Date	Type of Grant	Number of Shares	Grant Price	Original Vest Date	Revised Vesting Date	Original Expiration Date	Revised Expiration Date	Performance Condition

7/18/2005	OPTIONS	417,700	$20.6500	*	*	7/18/2012

3/29/2007	SAR	136,049	$33.1150	*	*	3/29/2014
9/4/2007	SAR	151,746	$23.1600	*	*	9/4/2014	June 15, 2014
3/27/2008	SAR	244,999	$12.4500	*	*	3/27/2015	June 15, 2014
3/26/2009	SAR	300,000	$11.0800	*	*	3/26/2016	June 15, 2014
3/26/2009	SAR	150,000	$11.0800	3/26/2012	6/15/2011	3/26/2016	June 15, 2014
3/25/2010	SAR	79,392	$22.1800	*	*	3/25/2017	June 15, 2014
3/25/2010	SAR	79,392	$22.1800	3/25/2012	6/15/2011	3/25/2017	June 15, 2014
3/25/2010	SAR	79,392	$22.1800	3/25/2013	6/15/2011	3/25/2017	June 15, 2014
3/24/2011	SAR	21,558	$20.4500	3/24/2012	6/15/2011	3/24/2018	June 15, 2014
3/24/2011	SAR	21,557	$20.4500	3/24/2013	6/15/2011	3/24/2018	June 15, 2014
3/24/2011	SAR	21,557	$20.4500	3/24/2014	Forfeited	3/24/2018	Forfeited
3/24/2011	SAR	64,672	$20.4500	3/24/2014	Forfeited	3/24/2018	Forfeited	2011-13 Relative TSR

3/26/2009	RSA	29,167	$0.0000	3/26/2012	6/15/2011
3/25/2010	RSA	14,687	$0.0000	3/25/2012	6/15/2011
3/25/2010	RSA	14,688	$0.0000	3/25/2013	6/15/2011
3/25/2010	RSA	22,031	$0.0000	3/25/2012	6/15/2011
3/25/2010	RSA	22,032	$0.0000	3/25/2013	6/15/2011
3/24/2011	RSA	71,786	$0.0000	3/24/2014	Forfeited		Forfeited

3/24/2011	RSU	23,928	$0.0000	3/24/2012	**			2011 CBI EBITDA
3/24/2011	RSU	23,928	$0.0000	3/24/2013	**			2011 CBI EBITDA
3/24/2011	RSU	23,929	$0.0000	3/24/2014	Forfeited		Forfeited	2011 CBI EBITDA

* already vested

** Upon determination of level of attainment of 2011 CBI EBITDA goals
2011 CBI EBITDA goals for RSUs granted 3/24/2011:

Achieve less than 85% of plan		No shares will vest
Achieve 85% of plan		25% of shares will vest
Achieve 90% of plan		50% of shares will vest
Achieve 95% of plan		75% of shares will vest
Achieve 100% of plan		100% of shares will vest
Achieve 105% of plan		125% of shares will vest
Achieve 110% of plan or more		150% of shares will vest

Number of shares to be vested will be interpolated between each performance level if results are greater than 85% of plan